EXHIBIT 1.1


                               EXCHANGE AGREEMENT


                                     BETWEEN

                           SUNBELT EXPLORATION, INC.,
                              A NEVADA CORPORATION,

                                  IEXALT, INC.,
                              A TEXAS CORPORATION,

                                       AND

                        THE SHAREHOLDERS OF IEXALT, INC.


                            DATED AUGUST _____, 1999


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                               TABLE OF CONTENTS

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ARTICLES                                                                  PAGE

ARTICLE I   REPRESENTATIONS, COVENANTS, AND
                  WARRANTIES OF iEXALT AND THE iEXALT PRINCIPAL

                  1.01  Organization                                        1
                  1.02  Capitalization                                      1
                  1.03  Subsidiaries and Predecessor Corporations           2
                  1.04  Financial Statements                                2
                  1.05  Information                                         2
                  1.06  Options and Warrants                                3
                  1.07  Absence of Certain Changes or Events                3
                  1.08  Title and Related Matters                           3
                  1.09  Litigation and Proceedings                          4
                  1.10  Contracts                                           4
                  1.11  Material Contract Defaults                          5
                  1.12  No Conflict With Other Instruments                  5
                  1.13  Governmental Authorizations                         5
                  1.14  Compliance With Laws and Regulations                5
                  1.15  Insurance                                           5
                  1.16  Approval of Agreement                               5
                  1.17  Material Transactions or Affiliations               5
                  1.18  Labor Relations                                     6
                  1.19  iExalt Schedules                                    6

ARTICLE II  REPRESENTATIONS, COVENANTS AND WARRANTIES
                  OF iEXALT SHAREHOLDERS

                  2.01  Ownership of iExalt Shares                          7

ARTICLE III REPRESENTATIONS, COVENANTS, AND WARRANTIES
                  OF SUNBELT AND SUNBELT PRINCIPAL

                  3.01  Organization                                        8
                  3.02  Capitalization                                      8
                  3.03  Subsidiaries and Predecessor Corporations           8
                  3.04  Financial Statements                                8
                  3.05  Information                                         9
                  3.06  Options and Warrants                                9
                  3.07  Absence of Certain Changes or Events                9
                  3.08  Title and Related Matters                           9

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ARTICLES                                                                  PAGE

                  3.09  Litigation and Proceedings                          9
                  3.10  Contracts                                           9
                  3.11  No Conflict With Other Instruments                 10
                  3.12  Governmental Authorizations                        10
                  3.13  Compliance With Laws and Regulations               10
                  3.14  Insurance                                          10
                  3.15  Approval of Agreement                              10
                  3.16  Material Transactions or Affiliations              10
                  3.17  Employment Matters                                 10
                  3.18  Periodic Reports                                   10
                  3.19  Sunbelt Schedules                                  11

ARTICLE IV

                  [RESERVED]

ARTICLE  V  PLAN OF EXCHANGE

                  5.01  The Exchange                                       11
                  5.02  Anti-Dilution                                      11
                  5.03  Appointment of New Directors                       12
                  5.04  Closing                                            12
                  5.05  Closing Events                                     12
                  5.06  Termination                                        12


ARTICLE  VI SPECIAL COVENANTS

                  6.01  Stockholder Meeting of Sunbelt                     13
                  6.02  Access to Properties and Records                   13
                  6.03  Delivery of Books and Records                      14
                  6.04  Special Covenants and Representations
                          Regarding the Exchanged Sunbelt Stock            14
                  6.05  Third Party Consents and Certificates              14
                  6.06  Actions Prior to Closing                           14
                  6.07  Indemnification                                    15

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS
                      OF SUNBELT EXPLORATION, INC.

                  7.01  Accuracy of Representations                        15
                  7.02  Officer's Certificates                             15
                  7.03  No Material Adverse Change                         16
                  7.04  Good Standing                                      16
                  7.05  Other Items                                        16

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ARTICLES                                                                  PAGE

ARTICLE VIII            CONDITIONS PRECEDENT TO OBLIGATIONS OF
                        iEXALT AND THE iEXALT SHAREHOLDERS

                  8.01  Accuracy of Representation                         16
                  8.02  Stockholder Approval                               16
                  8.03  Officer's Certificate                              17
                  8.04  No Material Adverse Change                         17
                  8.05  Good Standing                                      17
                  8.06  Other Items                                        17


ARTICLE IX  MISCELLANEOUS

                  9.01  Governing Law                                      17
                  9.02  Notices                                            17
                  9.03  Attorneys' Fees                                    18
                  9.04  Confidentiality                                    18
                  9.05  Schedules; Knowledge                               18
                  9.06  Third Party Beneficiaries                          18
                  9.07  Entire Agreement                                   18
                  9.08  Survival; Termination                              18
                  9.09  Counterparts                                       18
                  9.10  Amendment or Waiver                                18

EXHIBITS

Exhibit "A" Letter of Representation

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                              EXCHANGE AGREEMENT

      THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement"), is entered into as of this ______ day of August, 1999, by and among Sunbelt Exploration, Inc., a Nevada corporation (hereinafter referred to as "Sunbelt"); iExalt, Inc., a Texas corporation (hereinafter referred to as "iExalt"); those persons identified in Schedule A-1 attached hereto who are the beneficial owners of 100% of the outstanding capital stock of iExalt,(the iExalt Shareholders"), Hunter M. A. Carr, officers and shareholders of iExalt (the "iExalt Principal"), and Roger Lund, an officer of Sunbelt (the "Sunbelt Principal"), upon the following premises:

                                   PREMISES

      This Agreement provides for the acquisition by Sunbelt of all of the issued and outstanding shares of iExalt solely in exchange for voting shares of Sunbelt, on the terms and conditions hereinafter provided, all for the purpose of effecting a so-called "tax-free" reorganization pursuant to Sections 368(a)(1)(B) of the Internal Revenue Code of 1954, as amended.

                                   AGREEMENT

      NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                                   ARTICLE I

             REPRESENTATIONS, COVENANTS, AND WARRANTIES OF IEXALT
                          AND THE IEXALT PRINCIPAL

      As an inducement to, and to obtain the reliance of, Sunbelt, iExalt and the iExalt Principal make the following representations and warranties, as modified by the iExalt Schedule (as hereinafter defined), which iExalt represents as accurate and complete in all material respects:

      Section 1.01 ORGANIZATION. iExalt is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas, iExalt has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the iExalt Schedules are complete and correct copies of the articles of incorporation, as amended, and bylaws of iExalt as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of iExalt's articles of incorporation or bylaws. iExalt has taken all action required by laws, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement. iExalt has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, and otherwise to consummate the transactions herein contemplated.

      Section 1.02 CAPITALIZATION. The authorized capitalization of iExalt consists of 50,000,000 shares of common stock, par value $0.001 per share, of which 18,393,666 shares are currently issued and

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outstanding, and 2,000,000 shares are reserved for issuance pursuant to a private placement offering currently being undertaken, and certain asset acquisitions which are in progress. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person.

      Section 1.03 SUBSIDIARIES AND PREDECESSOR CORPORATIONS. iExalt does not have any subsidiaries and does not own, beneficially or of record, any shares of any other corporation.

      Section 1.04 FINANCIAL STATEMENTS.

            (a) Included in the iExalt Schedules is the unaudited balance sheet of iExalt at July 31, 1999, together with an unaudited statement of operations from inception through July 31, 1999.

            (b) All such financial statements have been prepared in accordance with generally accepted accounting principles. The iExalt balance sheet presents fairly as of its date the financial condition of iExalt. IExalt did not have, as of the date of such balance sheet, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto, prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of iExalt in accordance with generally accepted accounting principles. The statements of income, stockholders' equity, and changes in financial condition reflect fairly the information required to be set forth therein by generally accepted accounting principles.

            (c) iExalt has filed all state, federal, and local income tax returns required to be filed by it from inception to the date hereof. Included in the iExalt Schedules are true and correct copies of the federal income tax returns of iExalt filed since the date of inception. None of such federal income tax returns have been examined by the Internal Revenue Service. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

            (d) iExalt does not owe any unpaid federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) through June 30, 1999, for which iExalt may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity. Furthermore, except as accruing in the normal course of business, iExalt does not own any accrued and unpaid taxes to date of this Agreement.

            (e) The books and records, financial and otherwise, of iExalt are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

            (f) iExalt has good and marketable title to its assets and, except as set forth in the iExalt Schedules or the financial statements of iExalt or the notes thereto, has no material contingent liabilities, direct or indirect, matured or unmatured.

      Section 1.05 INFORMATION. The information concerning iExalt set forth in this Agreement and in the iExalt Schedules is complete and accurate in all material respects and does not contain any untrue


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statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

      Section 1.06 OPTIONS OR WARRANTS. Except as set forth in the iExalt Schedules, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued iExalt common stock, except options, warrants, calls or commitments, if any, to which iExalt is not a party and by which it is not bound.

      Section 1.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in this Agreement or the iExalt Schedules, since July 31, 1999:

            (a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of iExalt; or (ii) any damage, destruction, or loss to iExalt (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of iExalt;

            (b) iExalt has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of iExalt; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transaction;
      (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $5,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

            (c) iExalt has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent iExalt balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $5,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of iExalt; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

            (d) to the best knowledge of iExalt, iExalt has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of iExalt.

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      Section 1.08 TITLE AND RELATED MATTERS. iExalt has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in the most recent iExalt balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except
(a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the iExalt Schedules. Except as set forth in the iExalt Schedules, iExalt owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with iExalt's business. Except as set forth in the iExalt Schedules, no third party has any right to, and iExalt has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, tradenames, or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would have a materially adverse affect on the business, operations, financial condition, income, or business prospects of iExalt or any material portion of its properties, assets, or rights.

      Section 1.09 LITIGATION AND PROCEEDINGS. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of iExalt after reasonable investigation, threatened by or against iExalt or affecting iExalt or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. iExalt does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

      Section 1.10 CONTRACTS.

            (a) Except as included or described in the iExalt Schedules, there are no material contracts, agreements, franchises, license agreements, or other commitments to which iExalt is a party or by which it or any of its assets, products, technology, or properties are bound;

            (b) All contracts, agreements, franchises, license agreements, and other commitments to which iExalt is a party or by which its properties are bound and which are material to the operations of iExalt taken as a whole are valid and enforceable by iExalt in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

            (c) iExalt is not a party to or bound by, and the properties of iExalt are not subject to, any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as iExalt can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of iExalt; and

            (d) Except as included or described in the iExalt Schedules or reflected in the most


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      recent iExalt balance sheet, iExalt is not a party to any oral or written
      (i) contract for the employment of any officer or employee which is not terminable on 30 days or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which iExalt is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate do not exceed more than one year or providing for payments in excess of $5,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of iExalt; or
      (viii) contract, agreement, or other commitment involving payments by it of more than $5,000 in the aggregate.

      Section 1.11 MATERIAL CONTRACT DEFAULTS. iExalt is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of iExalt and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which iExalt has not taken adequate steps to prevent such a default from occurring.

      Section 1.12 NO CONFLICT WITH OTHER INSTRUMENTS. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which iExalt is a party or to which any of its properties or operations are subject.

      Section 1.13 GOVERNMENTAL AUTHORIZATIONS. iExalt has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by iExalt of this Agreement and the consummation by iExalt of the transactions contemplated hereby.

      Section 1.14 COMPLIANCE WITH LAWS AND REGULATIONS. iExalt has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of iExalt or except to the extent that noncompliance would not result in the incurrence of any material liability for iExalt.

       Section 1.15 INSURANCE. All the insurable properties of iExalt are insured in their full replacement value against all risks customarily insured against by persons operating similar properties in localities where such properties are located and under valid and enforceable policies by insurers of recognized responsibility. Such policy or policies containing substantially equivalent coverage will be outstanding on the date of consummation of the transactions contemplated by this Agreement.

      Section 1.16 APPROVAL OF AGREEMENT. The board of directors of iExalt has authorized the execution and delivery of this Agreement by iExalt, has approved the transactions contemplated hereby, and approved the submission of this Agreement and the transactions contemplated hereby to the


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shareholders of iExalt for their approval with the recommendation that the reorganization be accepted.

      Section 1.17 MATERIAL TRANSACTIONS OR AFFILIATIONS. Set forth in the iExalt Schedules is a description of every material contract, agreement, or arrangement between iExalt and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by iExalt to own beneficially, 5% or more of the issued and outstanding common stock of iExalt and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. In all of such transactions, the amount paid or received, whether in cash, in services, or in kind, is, had been during the full term thereof, and is required to be during the unexpired portion of the term thereof, no less favorable to iExalt than terms available from otherwise unrelated parties in arm's length transactions. Except as disclosed in the iExalt Schedules or otherwise disclosed herein, no officer, director, or 5% shareholder of iExalt has, or has had since inception of iExalt, any interest, direct or indirect, in any material transaction with iExalt. There are no commitments by iExalt, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with, any such affiliated person.

      Section 1.18 LABOR RELATIONS. iExalt has not had a work stoppage resulting from labor problems. To the knowledge of iExalt, no union or other collective bargaining organization is organizing or attempting to organize any employee of iExalt.

      Section 1.19 IEXALT SCHEDULES. iExalt has delivered to Sunbelt the following schedules, which are collectively referred to as the "iExalt Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement and instruments and data as of such date, all certified by the chief executive officer of iExalt as complete, true, and correct:

            (a) a schedule containing complete and correct copies of the certificate of incorporation, as amended, and bylaws of iExalt in effect as of the date of this Agreement;

            (b) a schedule containing the financial statements of iExalt identified in paragraph 1.04(c);

            (c) a schedule containing the federal income tax returns of iExalt identified in paragraph 1.04(c);

            (d) a schedule containing a list indicating the name and address of each shareholder of iExalt together with the number of shares owned by him or her;

            (e) a schedule containing a description of all real property owned by iExalt, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

            (f) a schedule containing true and correct copies of all contracts, agreements, or other instruments to which iExalt is a party or by which it or its properties are bound, together with a description of all contracts, leases, agreements, and other instruments, whether or not deemed material, including oral agreements, to which iExalt is a party or by which it or its properties are bound, specifically including all contracts, agreements, or arrangements referred to in section 1.17;


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            (g) copies of all licenses, permits, and other governmental authorizations (or requests or applications therefor) pursuant to which iExalt carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of iExalt);

            (h) a schedule listing the accounts receivable and notes and other obligations receivable of iExalt as of July 31, 1999, or that arose thereafter other than in the ordinary course of business of iExalt, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments which are in the aggregate material and due to or claimed by such creditor;

            (i) a schedule listing the accounts payable and notes and other obligations payable of iExalt as of July 31, 1999, or that arose thereafter other than in the ordinary course of the business of iExalt, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, setoffs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due or payable to iExalt respecting such obligations;

            (j) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of iExalt since July 31, 1999, required to be provided pursuant to section 1.07 hereof;

            (k) a schedule containing a copy of the board of directors' and shareholders' minutes of iExalt since inception; and

            (l) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the iExalt Schedules by sections 1.01 through 1.18.

      iExalt shall cause the iExalt Schedules and the instruments and data delivered to Sunbelt hereunder to be updated after the date hereof up to and including the Closing Date.

                                  ARTICLE II

                  REPRESENTATIONS, COVENANTS, AND WARRANTIES
                            OF IEXALT SHAREHOLDERS

      As an inducement to, and to obtain reliance of Sunbelt, the iExalt Shareholders represent and warrant as follows:

      Section 2.01 OWNERSHIP OF IEXALT SHARES. Each iExalt shareholder is, to the best of the iExalt Principals' knowledge, the legal and beneficial owner of the number of iExalt shares set forth opposite its name at the foot of this agreement, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and each such shareholder has full right, power, and authority to transfer, assign, convey, and deliver its iExalt shares; and delivery of such shares at the closing will convey to Sunbelt good and marketable title to such shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever.


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
                                  ARTICLE III

                REPRESENTATIONS, COVENANTS, AND WARRANTIES OF
                         SUNBELT AND SUNBELT PRINCIPAL

      As an inducement to, and to obtain the reliance of iExalt and the iExalt Shareholders, Sunbelt and the Sunbelt Principal make the following representations and warranties, as modified by the Sunbelt Schedules (as hereinafter defined), which Sunbelt represents and warrants as accurate and complete in all material respects:

      Section 3.01 ORGANIZATION. Sunbelt is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Sunbelt Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation and bylaws of Sunbelt as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Sunbelt's articles of incorporation or bylaws. Sunbelt has taken all action required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Sunbelt has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

      Section 3.02 CAPITALIZATION. Sunbelt's authorized capitalization consists of 100,000,000 shares of common stock, par value $.001, of which 24,805,000 shares are issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person.

      Section 3.03 SUBSIDIARIES. Sunbelt does not have any subsidiaries and does not own, beneficially or of record, any shares of any other corporation.

      Section 3.04 FINANCIAL STATEMENTS.

            (a) Included in the Sunbelt Schedules are the audited balance sheets of Sunbelt as of August 31, 1998 and 1997, and the related audited statements of operations, stockholders' equity, and changes in financial position for the two fiscal years ended August 31, 1998 together with the notes to such statements and the opinion of Jones, Jensen & Company, independent certified public accountants, with respect thereto, and the unaudited balance sheet of Sunbelt as of May 31, 1999, and the related statement of operations for the nine months ended May 31, 1999;

            (b) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Sunbelt balance sheets present fairly as of their respective dates the financial condition of Sunbelt. Sunbelt did not have as of the date of any such Sunbelt balance sheet, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Sunbelt, in accordance with generally accepted accounting principles. The statements of operations, stockholders' equity, and changes in financial position reflect fairly the information required to be set forth therein by generally accepted accounting principles.

            (c) Sunbelt has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable.

            (d) Sunbelt has filed all state, federal, or local income tax returns required to be filed by it from inception to the date hereof. Included in the Sunbelt Schedules are true and correct copies of the federal income tax returns of Sunbelt filed since the date of inception. None of such federal income tax returns have been examined by the Internal Revenue Service. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

            (e) The books and records, financial and otherwise, of Sunbelt are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

            (f) Sunbelt has good and marketable title to its assets and, except as set forth in the Sunbelt Schedules or the Financial Statements of Sunbelt or the notes thereto, has no material contingent liabilities, direct or indirect, matured or unmatured.

      Section 3.05 INFORMATION. The information concerning Sunbelt set forth in this Agreement and the Sunbelt Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

      Section 3.06 OPTIONS OR WARRANTS. There are no existing options, warrants, calls, or commitments of any character relating to authorized and unissued stock of Sunbelt.

      Section 3.07ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as described herein or in the Sunbelt Schedules, since the date of the most recent Sunbelt balance sheet, there has not been any change in the business, operations, properties, assets, or condition of Sunbelt (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of Sunbelt.

      Section 3.08 TITLE AND RELATED MATTERS. Sunbelt has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the Sunbelt balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and
(c) as described in the Sunbelt Schedules.

      Section 3.09 LITIGATION AND PROCEEDINGS. There are no actions, suits, or proceedings pending or, to the knowledge of Sunbelt, threatened by or against or affecting Sunbelt, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Sunbelt does not have any knowledge of any default on its part with respect to any judgment, order, writs, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

      Section 3.10 CONTRACTS. Sunbelt is not a party to any material contract, agreement, or other commitment.

      Section 3.11 NO CONFLICT WITH OTHER INSTRUMENTS. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Sunbelt is a party or to which it or any of its assets or operations are subject.

      Section 3.12 GOVERNMENTAL AUTHORIZATIONS. Sunbelt has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Sunbelt of this Agreement and the consummation by Sunbelt of the transactions contemplated hereby.

      Section 3.13 COMPLIANCE WITH LAWS AND REGULATIONS. During the past two years, Sunbelt has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or conditions of Sunbelt or except to the extent that noncompliance would not result in the incurrence of any material liability.

      Section 3.14 INSURANCE. Sunbelt owns no insurable properties and carries no casualty or liability insurance.

      Section 3.15 APPROVAL OF AGREEMENT. The board of directors of Sunbelt has authorized the execution and delivery of this Agreement by Sunbelt and has approved this Agreement and the transactions contemplated hereby.

      Section 3.16 MATERIAL TRANSACTIONS OF AFFILIATIONS. Set forth in the Sunbelt Schedules is a description of every material contract, agreement, or arrangement between Sunbelt and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by Sunbelt to own beneficially, 5% or more of the issued and outstanding common stock of Sunbelt and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. In all of such transactions, the amount paid or received, whether in cash, in services, or in kind, is, had been during the full term thereof, and is required to be during the unexpired portion of the term thereof, no less favorable to Sunbelt than terms available from otherwise unrelated parties in arm's length transactions. Except as disclosed in the Sunbelt Schedules or otherwise disclosed herein, no officer, director, or 5% shareholder of Sunbelt has, or has had since inception of Sunbelt, any interest, direct or indirect, in any material transaction with

Sunbelt. There are no commitments by Sunbelt, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with, any such affiliated person.

      Section 3.17 EMPLOYMENT MATTERS. Sunbelt has no employees other than its executive officers.

      Section 3.18 PERIODIC REPORTS. Sunbelt has made all filings under the Securities Exchange Act of 1934, as amended, for the period from May 31, 1998 to the present, and all such filings are accurate and complete in all material respects. There have been no material changes in the business, or assets of Sunbelt since May 31, 1999.

      Section 3.19 SUNBELT SCHEDULES. Sunbelt has delivered to iExalt the following schedules, which are collectively referred to as the "Sunbelt Schedules," which are dated the date of this Agreement, all certified by an officer to be complete, true, and accurate:

            (a) a schedule containing complete and accurate copies of the articles of incorporation and bylaws of Sunbelt as in effect as of the date of this Agreement;

            (b) a schedule containing a copy of the federal income tax returns of Sunbelt identified in paragraph 3.04(d);

            (c) a schedule setting forth the description of any material adverse change in the business, operations, property, assets, or condition of Sunbelt since May 31, 1999, required to be provided pursuant to section
      3.07 hereof; and

            (d) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Sunbelt Schedules by sections 3.01 through 3.18.

      Sunbelt shall cause the Sunbelt Schedules and the instruments and data delivered to iExalt hereunder to be updated after the date hereof up to and including the Closing Date.

                                  ARTICLE IV

      [RESERVED]

                                   ARTICLE V

                               PLAN OF EXCHANGE

      Section 5.01 THE EXCHANGE. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 5.04), each of the iExalt Shareholders hereby agrees to assign, transfer, and deliver to Sunbelt, free and clear of all liens, pledges, encumbrances, charges, restrictions, or known claims of any kind, nature, or description, the number of shares of common stock of iExalt set after his signature at the foot of this Agreement, in the aggregate constituting all of the issued and outstanding shares of common stock of iExalt, or 18,393,666 shares, and Sunbelt agrees to acquire such shares on such date by issuing and delivering in exchange therefor solely shares of Sunbelt restricted common stock, par value $0.001, in the amount of one (1) share of Sunbelt for each outstanding share of iExalt, after giving effect to a reverse split of the Sunbelt stock described in Section 6.01 below, or an aggregate amount of 18,393,666 shares of Sunbelt common stock, or approximately 88% of the 20,874,166 shares of Sunbelt common stock to be issued and outstanding on the Closing Date (after such reverse split) (the "Exchanged Sunbelt Stock.") At the Closing, each of the iExalt Shareholders shall, on surrender of his certificate or certificates representing such iExalt shares to the registrar and transfer agent, be entitled to receive a certificate or certificates evidencing shares of the Exchanged Sunbelt Stock as provided herein. Upon the consummation of the transaction contemplated herein, all shares of capital stock of iExalt shall be held by Sunbelt.

      Section 5.02 ANTI-DILUTION. The number of shares of Exchanged Sunbelt Stock shall be appropriately adjusted to take into account any other stock split, stock dividend, reverse stock split, recapitalization, or similar change in the Sunbelt common stock, par value $0.001, which may occur between the date of the execution of this Agreement and the date of delivery of such shares.

      Section 5.03 APPOINTMENT OF NEW DIRECTORS. In connection with the Closing of the transactions contemplated by this Agreement, the existing directors of Sunbelt shall resign, seriatim, and shall appoint the designers of iExalt as directors to fill the vacancies created thereby, to serve until the next annual stockholders' meeting of Sunbelt and their successors shall have been elected and qualified.

      Section 5.04 CLOSING. The closing ("Closing") of the transactions contemplated by this Agreement shall be on a date and at such time as the parties may agree ("Closing Date"), within ten (10) days from the date of Sunbelt Shareholders' meeting, described in Section 6.01 below. Such Closing shall take place at a mutually agreeable time and place.

      Section 5.05 CLOSING EVENTS. At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

      Section 5.06 TERMINATION.

            (a) This Agreement may be terminated by the board of directors of either Sunbelt or iExalt at any time prior to the Closing Date if:

                  (i) there shall be any actual or threatened action or
            proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement;

                  (ii) any of the transactions contemplated hereby are
            disapproved by any regulatory authority whose approval is required to consummate such transactions or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange; or

                  (iii) there shall have been any change after the date of the latest balance sheets of Sunbelt and iExalt, respectively, in the assets, properties, business, or financial condition of Sunbelt or iExalt, which could have a materially adverse affect on the value of the business of Sunbelt or iExalt respectively, except any changes disclosed in the Sunbelt or iExalt Schedules, as the case may be, dated as of the date of execution of this Agreement.

In the event of termination pursuant to this paragraph (a) of section 5.06, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated.

            (b) This Agreement may be terminated at any time prior to the Closing by action of the board of directors of Sunbelt if iExalt shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of iExalt contained herein shall be inaccurate in any material respect. If this Agreement is terminated pursuant to this paragraph (b) of section 5.06 this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that iExalt shall bear its own costs as well as the costs incurred by Sunbelt in connection with the negotiation, preparation, and execution of this Agreement and qualifying the offer and sale of securities contemplated hereby for exemption from the registration requirements of state and federal securities laws.

            (c) This Agreement and the Plan of Exchange may be terminated at any time prior to the Closing by action of the board of directors of iExalt if Sunbelt shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Sunbelt contained herein shall be inaccurate in any material respect. If this Agreement is terminated pursuant to this paragraph (c) of section 5.06, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that Sunbelt shall bear its own costs as well as the costs of iExalt incurred in connection with the negotiation, preparation, and execution of this Agreement.

                                  ARTICLE VI

                               SPECIAL COVENANTS

      Section 6.01 STOCKHOLDER MEETING OF SUNBELT. As soon as practicable following the execution of this Agreement, and prior to the Closing, Sunbelt shall call a special meeting of its shareholders to approve the following proposals:

            (a) the authorization and approval of this Agreement and the transactions contemplated thereby;

            (b) the election of Jack Tompkins, Hunter Carr, Don Sapaugh, Jonathan C. Gilchrist, and Morris Chapman, as directors of Sunbelt;

            (c) the adoption of amended and restated articles of incorporation of Sunbelt, to change its name to "iExalt, Inc." or such name as may be deemed appropriate, to change the authorized capitalization of Sunbelt, and to make such other changes as deemed appropriate by the parties;

            (d) to approve a recapitalization, or reverse split, of the issued and outstanding shares of Sunbelt, for the purpose of reducing the issued and outstanding shares of Sunbelt to approximately 2,480,500 shares;

            (e) to approve Sunbelt's 1998 Stock Option Plan and Directors' Stock Option Plan; and

            (f) to take such other actions as the directors may determine are appropriate.

      Section 6.02 ACCESS TO PROPERTIES AND RECORDS. Sunbelt and iExalt will each afford to the officers and authorized representatives of the other full access to the properties, books, and records of Sunbelt or iExalt as the case may be, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Sunbelt or iExalt, as the case may be, as the other shall from time to time reasonably request.

      Section 6.03 DELIVERY OF BOOKS AND RECORDS. At the Closing, Sunbelt shall deliver to iExalt the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Sunbelt now in the possession of Sunbelt or its representatives.

      Section 6.04 SPECIAL COVENANTS AND REPRESENTATIONS REGARDING THE EXCHANGED SUNBELT STOCK. The consummation of this Agreement and the transactions herein contemplated, including the issuance of the Exchanged Stock to the shareholders of iExalt as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, INTER ALIA, upon the circumstances under which the iExalt shareholders acquire such securities. In connection with reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing, iExalt shall cause to be delivered, and the shareholders shall deliver to Sunbelt, letters of representation in the form attached hereto as Exhibit "A."

      Section 6.05 THIRD PARTY CONSENTS AND CERTIFICATES. Sunbelt and iExalt agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein and therein contemplated.

      Section 6.06 ACTIONS PRIOR TO CLOSING.

            (a) From and after the date of this Agreement until the Closing Date and except as set forth in the Sunbelt or iExalt Schedules or as permitted or contemplated by this Agreement, Sunbelt and iExalt respectively, will each:

                  (i) carry on its business in substantially the same manner as it has heretofore;

                  (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

                  (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

                  (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

                  (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

                  (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

            (b) From and after the date of this Agreement until the Closing Date, neither Sunbelt nor iExalt will:

                  (i) make any change in their articles of incorporation or
            bylaws, except as provided herein;

                  (ii) take any action described in section 1.07 in the case of
            iExalt, or in section 3.07, in the case of Sunbelt (all except as permitted therein or as disclosed in the applicable party's schedules); or

                  (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services.

      Section 6.07 INDEMNIFICATION.

            (a) iExalt and the iExalt Principals hereby agree to indemnify Sunbelt and each of the officers, agents and directors of Sunbelt as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under
      Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

            (b) Sunbelt and the Sunbelt Principal hereby agree to indemnify iExalt and each of the officers, agents and directors of iExalt as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

            (c) All obligations under this Section shall terminate after December 31, 1999.

                                  ARTICLE VII

                CONDITIONS PRECEDENT TO OBLIGATIONS OF SUNBELT

      The obligations of Sunbelt under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

      Section 7.01 ACCURACY OF REPRESENTATIONS. The representations and warranties made by iExalt and the iExalt Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and iExalt and the iExalt Shareholders shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by iExalt and the iExalt Shareholders prior to or at the Closing. Sunbelt shall be furnished with a certificate, signed by a duly authorized officer of iExalt and dated the Closing Date, to the foregoing effect.

      Section 7.02 OFFICER'S CERTIFICATES. Sunbelt shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of iExalt to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of iExalt threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the iExalt Schedules, by or against iExalt which might result in any material adverse change in any of the assets, properties, business, or operations of iExalt.

      Section 7.03 NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of iExalt nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of iExalt.

      Section 7.04 GOOD STANDING. Sunbelt shall have received a certificate of good standing from the Secretary of State of the state of Texas or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that iExalt, Inc., is in good standing as a corporation in the state of Texas and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

      Section 7.05 OTHER ITEMS.

            (a) Sunbelt shall have received uniform commercial code certificates from the appropriate state of local authority or agency for each county and state in which any personal property of iExalt with a value in excess $5,000 is situated, dated as of the Closing Date, to the effect that there are no liens on such personal property, other than those disclosed in the iExalt Schedules.

            (b) Sunbelt shall have received a shareholders list of iExalt containing the name, address, and number of shares held by each iExalt shareholder as of the date of Closing certified by an executive officer of iExalt as being true, complete, and accurate.

            (c) Sunbelt shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Sunbelt may reasonably request.

                                 ARTICLE VIII

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF IEXALT
                          AND THE IEXALT SHAREHOLDERS

      The obligations of iExalt and the iExalt Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

      Section 8.01 ACCURACY OF REPRESENTATIONS. The representations and warranties made by Sunbelt in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Sunbelt shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Sunbelt prior to or at the Closing. iExalt shall have been furnished with a certificate, signed by a duly authorized executive officer of Sunbelt and dated the Closing Date, to the foregoing effect.

      Section 8.02 STOCKHOLDER APPROVAL. The stockholders of Sunbelt shall have approved this Agreement, the transactions contemplated hereby, and the other matters described in Section 5.01.

      Section 8.03 OFFICER'S CERTIFICATE. iExalt shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of Sunbelt to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Sunbelt threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

      Section 8.04 NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Sunbelt nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of Sunbelt.

      Section 8.05 GOOD STANDING. iExalt shall have received a certificate of good standing from the Secretary of State of the state of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Sunbelt is in good standing as a corporation in the state of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

      Section 8.06 OTHER ITEMS.

            (a) iExalt shall have received a shareholders list of Sunbelt, current at least ten (10) days prior to Closing, containing the name, address and number of shares held by each such Sunbelt Shareholder certified by an executive officer of Sunbelt as being true, complete and accurate.

            (b) iExalt shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as iExalt may reasonably request.

                                  ARTICLE IX

                                 MISCELLANEOUS

      Section 9.01 GOVERNING LAW. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Nevada.

      Section 9.02 NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

            If to Sunbelt, to:            Sunbelt Exploration, Inc.
                                          2612 East Kentucky Avenue
                                          Salt Lake City, UT 84117

            With copies to:               James C. Lewis, Esq.
                                          Lewis Law Offices
                                          10 West 100 South, Suite 600
                                          Salt Lake City, UT 84101

            If to iExalt, to:             iExalt, Inc.
                                          4301 Windfern
                                          Houston, Texas 77041

            With copies to:               Thomas C. Pritchard, Esq.
                                          Brewer & Pritchard
                                          1111 Bagby, Suite 2450
                                          Houston, Texas 77002

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

      Section 9.03 ATTORNEY'S FEES. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

      Section 9.04 CONFIDENTIALITY. Each party hereto agrees with the other parties that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director, or employee, or from any books or records or from personal inspection, os such other party, and shall not use such data or information or disclose the same to others, except
(i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

      Section 9.05 SCHEDULES; KNOWLEDGE. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

      Section 9.06 THIRD PARTY BENEFICIARIES. This contract is solely between Sunbelt and iExalt, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

      Section 9.07 ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties relating to the subject matter hereof, including This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

      Section 9.08 SURVIVAL; TERMINATION. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

      Section 9.09 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

      Section 9.10 AMENDMENT OR WAIVER. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

      IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.


                                          SUNBELT EXPLORATION, INC.
ATTEST:


___________________________________       By _________________________________
Secretary or Assistant Secretary          Roger Lund, President

                                          IEXALT, INC.
ATTEST:


___________________________________       By _________________________________
Secretary or Assistant Secretary          Don Sapaugh, President

                        AGREEMENT OF IEXALT PRINCIPALS

      In witness whereof, the iExalt Principals hereby agrees to Article II of the Agreement.



                                          ____________________________________
                                          Hunter M. A. Carr


                        AGREEMENT OF SUNBELT PRINCIPAL

      In witness whereof, the iExalt Principal hereby agrees to Article IV of the Agreement.



                                          ____________________________________
                                          Roger Lund

                               IEXALT SHAREHOLDERS

                                    NUMBER OF IEXALT       CONVERTED TO NUMBER
IEXALT SHAREHOLDERS                   SHARES HELD          OF SHARES OF SUNBELT
-------------------                ------------------     ----------------------



_______________________________        2,250,000                 2,250,000
Hunter Carr

AGROSOURCE



_______________________________        1,500,000                 1,500,000
By: Duly Authorized Officer



_______________________________        6,000,000                 6,000,000
Jack Tompkins



_______________________________        3,000,000                 3,000,000
Morris Chapman



_______________________________        2,250,000                 2,250,000
Jonathan Gilchrist



_______________________________        2,250,000                 2,250,000
Don Sapaugh



_______________________________          600,000                   600,000
Randy Beck



_______________________________          300,000                   300,000
James Sneeringer

                                    NUMBER OF IEXALT       CONVERTED TO NUMBER
IEXALT SHAREHOLDERS                   SHARES HELD          OF SHARES OF SUNBELT
-------------------                ------------------     ----------------------


_______________________________          100,000                   100,000
Stan Coffee

ICCT, INC.


_______________________________           70,000                    70,000
By: Duly Authorized Officer



_______________________________           41,666                    41,666
Tommy Waldrop



_______________________________           12,000                    12,000
Duane Ward



_______________________________           12,000                    12,000
Bruce Barbour



_______________________________            6,000                     6,000
Brian Lang

CERTIFIED BUSINESS BROKERS



_______________________________            2,000                     2,000

By: Duly Authorized Officer

                         TOTAL        18,393,666                18,393,666